R:\97R\15030.DOC


                Commercial Automobile Quota Share
                      Reinsurance Contract
                  Effective:  December 31, 1997

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company, or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder






















                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431


                        Table of Contents


Article                                                      Page

     I    Business Reinsured                                   3
    II    Commencement and Termination                         3
   III    Territory (BRMA 51A)                                 4
    IV    Exclusions                                           4
     V    Retention and Limit                                  5
    VI    Assignments and Assessments                          5
   VII    Loss in Excess of Policy Limits/ECO                  6
  VIII    Other Reinsurance                                    6
    IX    Claims and Loss Adjustment Expense                   6
     X    Salvage and Subrogation                              7
    XI    Original Conditions (BRMA 37B)                       7
   XII    Commission                                           8
  XIII    Contingent Commission                                8
   XIV    Reports and Remittances                              9
    XV    Late Payments                                       10
   XVI    Offset (BRMA 36C)                                   11
  XVII    Access to Records (BRMA 1D)                         11
 XVIII    Errors and Omissions (BRMA 14F)                     11
   XIX    Taxes (BRMA 50B)                                    12
    XX    Unauthorized Reinsurers                             12
   XXI    Insolvency                                          13
  XXII    Arbitration                                         14
 XXIII    Service of Suit (BRMA 49C)                          15
  XXIV    Agency Agreement                                    15
     XXV  Intermediary (BRMA 23A)  15




                Commercial Automobile Quota Share
                      Reinsurance Contract
                  Effective:  December 31, 1997

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company, or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
              Interests and Liabilities Agreements
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Article I - Business Reinsured

A. By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's net liability under policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Commercial Automobile Bodily Injury and Property Damage Liability, Commercial Automobile Physical Damage, Cargo Property and General Liability business.

B. "Net liability" as used herein is defined as the Company's gross liability remaining after cessions, if any, to other pro rata reinsurers.

C. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.

D. It is understood that the classes of business reinsured under this Contract are deemed to include coverages required under
   Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.


Article II - Commencement and Termination

A. This Contract shall become effective on December 31, 1997, with respect to losses occurring on or after that date, and shall continue in force thereafter until terminated. Notwithstanding the foregoing, in the event negotiations for a renewal of this Contract are not completed by any December 31, at the Company's option, this Contract shall be extended through March 31 of the subsequent calendar year and any notices of cancellation issued by either the Company or Reinsurer shall also be extended through that March 31.

B. Either party may terminate this Contract on any December 31 by giving the other party not less than 90 days prior notice by certified mail.

C. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.


Article III - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company's policies.


Article IV - Exclusions

This Contract does not apply to and specifically excludes the following:

      1. All business not specifically classified and covered in accordance with the provisions of Article I.

      2.   Treaty and facultative reinsurance.

      3. Business written by the Company on a co-indemnity basis where the Company is not the controlling carrier.

      4.   Nuclear risks as defined in the "Nuclear Incident
      Exclusion Clause - Physical Damage - Reinsurance" and the
      "Nuclear Incident Exclusion Clause - Liability -
      Reinsurance" attached to and forming part of this Contract.

      5. Risks of war, whether or not declared, invasion, civil war,, insurrection, rebellion, revolution or confiscation by duly constituted governmental or civil authority as excluded under a standard policy containing a standard War Exclusion Clause.

      6. Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association, and any FAIR Plan or other combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas.

      7. Except as provided in Article VI, all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for the assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      8. Seepage and Pollution is excluded per ISO policy or endorsement forms, or so deemed. Notwithstanding the foregoing, the Reinsurer agrees that this reinsurance exclusion shall not apply to coverage provided by ISO Form CA 99-48, "Pollution Liability - Broadened Coverage for Covered Autos - Business Auto and Truckers Coverage Forms," MCS-90 or the original policies or endorsements issued in any state where the primary seepage and pollution exclusions have not been approved or are not permitted to be included or attached to original policies. Further, the Reinsurer agrees that this reinsurance exclusion shall not apply in any case where the Company has included the primary seepage and pollution exclusion within an original policy or endorsement but has sustained a loss as a result of that primary seepage and pollution exclusion being deemed invalid or inapplicable by a court of law.

B. Notwithstanding the foregoing, any reinsurance falling within the scope of the exclusion set forth in subparagraph 8 of paragraph A that is specially accepted by the Reinsurer from the Company shall be covered under this Contract and be subject to the terms hereof, except as such terms shall be modified by the special acceptance. Furthermore, the exclusion set forth in subparagraph 8 of paragraph A shall be waived automatically when, in the opinion of the Company, the exposure excluded therein is incidental to the principal exposure on the risk in question.

C. If the Company is bound, without the knowledge and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of the exclusion set forth in subparagraph 8 of paragraph A, the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge thereof or until the Company is able to cancel in compliance with statutory terms, whichever is longer.

D. If the Company is required to accept an assigned risk which conflicts with the exclusion set forth in subparagraph 8 of paragraph A, reinsurance shall apply, but in no event shall the Reinsurer's liability exceed the limit set forth in
   Article V.


Article V - Retention and Limit

As respects business subject to this Contract, the Company shall retain and be liable for 50.0% of its net liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept
50.0% of the Company's net liability.


Article VI - Assignments and Assessments

A. Reinsurance under this Contract shall apply to risks assigned to the Company under any Assigned Risk Plan if, in the opinion of the Company, such risks were assigned to the Company because of the business written and reinsured hereunder.

B. Reinsurance under this Contract shall also apply to a proportion of any assessments made against the Company pursuant to those laws and regulations creating obligatory funds (including insurance guaranty and insolvency funds to the extent that such costs are transferable to the policyholder), pools, joint underwriting associations, FAIR plans and similar plans, said proportion to be the proportion of the Company's total premiums causing the assessment which were or are subject to this Contract.

C. In the event this Contract is terminated, unless the Company elects cutoff, the provisions of this Article shall continue to apply for as long as the Company is required to accept assignments and/or assessments because of the business reinsured hereunder.


Article VII - Loss in Excess of Policy Limits/ECO

A. In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, 90.0% of the loss in excess of policy limits and/or 90.0% of the extra contractual obligations shall be added to the Company's loss, if any, under the policy involved, and the sum thereof shall be subject to the provisions of the Article V.

B. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C. Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.


Article VIII - Other Reinsurance

The Company shall maintain in force excess of loss reinsurance with limits of $24,500,000 excess of $500,000 each loss event, recoveries under which shall inure to the benefit of this Contract. Premiums ceded by the Company for reinsurance which inures to the benefit of this Contract shall be deducted in determining subject premium hereunder as provided in Article XI.


Article IX - Claims and Loss Adjustment Expense

A. Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. Further, the Company shall notify the Reinsurer whenever a claim involves a fatality, amputation, spinal cord damage, brain damage, blindness, extensive burns or multiple fractures, regardless of liability. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B. All loss settlements made by the Company, provided they are within the terms of the original policies (other than extra contractual obligations and loss in excess of policy limits), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XIV. It is agreed, however, that if the Reinsurer's share of any loss is equal to or greater than $250,000, the Reinsurer will pay its share of said loss as promptly as possible after receipt of reasonable evidence of the amount paid by the Company.

C. In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expenses incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.

D. "Loss adjustment expenses" as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; but not including office expenses or salaries of the Company's regular employees, except that allocated outside costs of the Company's salaried adjusters shall be included.

   With respect to legal expenses and costs incurred in direct connection with declaratory judgment actions brought to resolve policy language coverage disputes between the Company and its insured, such expenses shall, for purposes of this Contract, not exceed an amount equal to the applicable limit of the policy or policies involved unless agreed by the Reinsurer.


Article X - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company, and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article XI - Original Conditions (BRMA 37B)

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XII - Commission

A. The Reinsurer shall allow the Company a 32.5% commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments (except as provided in Article VI), and all other expenses of whatever nature, except loss adjustment expense.


Article XIII - Contingent Commission

A. The Reinsurer shall pay the Company a contingent commission equal to 20.0% of the net profit, if any, accruing to the Reinsurer during each accounting period defined herein. The first accounting period shall be from the effective date of this Contract through December 31, 1998, and each subsequent 12-month period (or 15-month period if this Contract is extended through March 31 of any calendar year as provided in paragraph A of Article II) shall be a separate accounting period. However, if this Contract is terminated, the final accounting period shall be from the beginning of the then current accounting period through the date of termination if this Contract is terminated on a "cutoff" basis, or the end of the runoff period if this Contract is terminated on a "runoff" basis.

B. The Reinsurer's net profit for each accounting period shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

      1.   Premiums earned for the accounting period; less

      2. Ceding commission allowed the Company on premiums earned for the accounting period; less

      3. Expenses incurred by the Reinsurer at 15.0% of premiums earned for the accounting period; less

      4.   Losses incurred for the accounting period; less

      5. The Reinsurer's net loss, if any, from the immediately preceding accounting period.

C. As respects each accounting period except the final accounting period, the Company shall calculate and report the Reinsurer's net profit within 60 days following 24 months after the end of each accounting period, and within 60 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. As respects the final accounting period, the Company shall calculate and report the Reinsurer's net profit within 60 days after the date of termination, and within 60 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation for each accounting period shall be based on cumulative transactions hereunder from the beginning of the accounting period through the date of calculation, including the Reinsurer's net loss, if any, from the immediately preceding accounting period. As respects the initial calculation referred to above, any contingent commission shown to be due the Company shall be paid by the Reinsurer as promptly as possible after receipt and verification of the Company's report. As respects each recalculation, any additional contingent commission shown to be due the Company shall be paid by the Reinsurer as promptly as possible after receipt and verification of the Company's report. Any return contingent commission shown to be due the Reinsurer shall be paid by the Company with its report.

D. "Premiums earned" as used herein shall mean ceded unearned premiums at the beginning of the accounting period, plus ceded net written premiums during the period, less ceded unearned premiums at the end of the period.

E. "Losses incurred" as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects losses occurring during the accounting period under consideration.


Article XIV - Reports and Remittances

A. As promptly as possible after the effective date of this Contract, the Company shall remit the Reinsurer's share of the unearned premium (less commission thereon) applicable to subject business in force at the effective date of this Contract.

B. Within 60 days after the end of each month, the Company shall report to the Reinsurer:

      1.   Ceded net written premium for the month;

      2.   Commission thereon;

      3. Ceded losses and loss adjustment expense paid during the month (net of any recoveries during the month under the "cash call" provisions of Article IX).

   The positive balance of (1) less (2) less (3) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's report.

C. Within 60 days after the end of each calendar quarter, the Company shall report to the Reinsurer the ceded unearned premiums and ceded outstanding loss reserves as of the end of the calendar quarter.

D. Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.


Article XV - Late Payments

A. It is understood and agreed that the provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in Article XXV (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

      1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

      2.   1/365th of the six month (or nearest thereto) U.S.
      Treasury Bill rate, as quoted in the Wall Street Journal on the first business day of the month for which the calculation is being made; times

      3.   The amount past due, including accrued interest.

   It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

      1. As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

      2. Any "cash call" payment due the Company in accordance with paragraph B of Article IX shall be deemed due
      10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

      3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be deemed as 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

   For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting
   1) a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit; or 2) either party from contesting the validity of any payment, or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. As provided under Article IX, it is understood and agreed that the Company shall furnish the Reinsurer with usual and customary claim information and nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from requesting additional information that it may deem necessary.

F. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XVI - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XVII - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XVIII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XIX - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


Article XX - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.   Escrow accounts for the benefit of the Company;
      and/or

      3.   Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XXI - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XXII - Arbitration

A. As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

B. One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after ten days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C. If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the two arbitrators will jointly petition the American Arbitration Association to appoint the third arbitrator from the AAA's Panel of Reinsurance Arbitrators.

D. All arbitrators shall be disinterested active or former executive officers of insurance or reinsurance companies, underwriters at Lloyd's of London, reinsurance intermediaries and attorneys actively or formerly engaged in practicing law in the areas of insurance or reinsurance.

E. Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. The arbitration shall take place in Woodland Hills, California or, if unanimously agreed by the panel, any other mutually acceptable location.

G. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this article. However, nothing shall impair the rights of such reinsurers to assert several rather than joint defenses or claims, nor shall this provision be construed as changing the liability of the reinsurers under the terms of this Contract from several to joint.

H. The panel shall make its decision considering custom and practice as promptly as possible following the termination of hearings. The decision of any two arbitrators, when rendered in writing shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction. The panel is empowered to grant such interim relief as it may deem appropriate.

I. Each party shall bear the expense of its own arbitrator and shall jointly and equally with the other party bear the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney's fees and interest to the extent permitted by law. Insofar as the arbitration panel chooses to look to substantive law, it shall consider the law of the State of California.


Article XXIII - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXIV - Agency Agreement

Gryphon Insurance Group, Inc. shall be deemed the agent of the reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXV - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

New York, New York,this _________ day of _________________ 199___.

                __________________________________________________
                Associated International Insurance Company
                Calvert Insurance Company